Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
July 1, 2014	763-493-6370 / www.mocon.com

MOCON Expands Board; Names Two New Directors to its Board

MINNEAPOLIS, MN, July 1, 2014 – MOCON, Inc. (NASDAQ: MOCO) today announced that it has expanded its Board of Directors from eight to nine directors and that Kathleen Iverson and Paul R. Zeller have joined its Board to fill the two vacant seats. Ms. Iverson will also initially serve on the nominating and governance committee of the Board, while Mr. Zeller will initially serve on the audit committee.

Richard A. Proulx has resigned from MOCON’s Board of Directors effective July 1, 2014 leaving a vacant seat. Mr. Proulx’s resignation was not the result of any disagreement between MOCON and him on any matter relating to MOCON’s operations, policies or practices.

Ms. Iverson currently serves on the board of directors of Speed Commerce, Inc., a provider of flexible end-to-end E-commerce services to retailers and manufacturers. Ms. Iverson previously served as a director of CyberOptics Corporation, a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, from May 1998 through January 2014, and was Chairman of the Board from August 2009 until her departure from that board. Ms. Iverson served as the President and CEO of CyberOptics from January 2003 until her retirement from that company in January 2014.

Mr. Zeller will become the CFO of Natureworks LLC on August 4, 2014. NatureWorks is a joint venture of Cargill and PTT Global Chemical. Prior to transitioning to NatureWorks, Mr. Zeller has been Senior Vice President and Chief Financial Officer of Imation Corp., a position he has held since May 2009. Mr. Zeller was Vice President and Chief Financial Officer of Imation from August 2004 to May 2009 and has been with Imation Corp since Imation Corp's spin-off from 3M Company in 1986. He held the position of Corporate Controller from May 1998 to August 2004. Prior to joining Imation, Mr. Zeller held several accounting management positions with 3M Company.

“We are pleased to welcome these two experienced executives to our Board of Directors. Each brings a set of skills which we feel fit well with our current business and our future needs, including public company financial expertise, and experience with high technology manufacturing. We look forward to the contribution these two qualified individuals will make to MOCON’s growth and success,” said Robert L. Demorest, MOCON’s Chairman and CEO.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.